For Release on March 1, 2005

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. REPORTS ON THE
QUARTER AND YEAR ENDED DECEMBER 31, 2004

New York, NY — March 1, 2005 – Town Sports International Holdings, Inc. (TSI), a leading owner health clubs located primarily in major cities from Washington, DC north through New England, operating under the New York Sports Clubs, Boston Sports Clubs, Washington Sports Clubs, and Philadelphia Sports Clubs brands announced its results for the quarter and year ended December 31, 2004.

Revenues for the three months ended December 31, 2004, were $88.7 million, an increase of $6.2 million, or 7.5%, over the same quarter of 2003. During the quarter, TSI’s mature clubs (those in operation for 24 months or longer) experienced a 3.8% increase in revenue over the prior year’s quarter. Revenues at clubs open over one year increased 4.5% using the “same store” method used by retailers. The 11 clubs opened or acquired within the last twenty-four months contributed $2.8 million of the increase in revenues in the quarter ended December 31, 2004 over the prior year.

“We are pleased with our solid growth in membership, revenue and operating income for the quarter,” said Bob Giardina, CEO of TSI. “Our membership initiatives, service improvements and ancillary revenue efforts are now paying off. We are continuing to consolidate our leadership positions in our key north-east markets, and to that end, we have opened three new facilities already in 2005, with further clubs planned during the remainder of the year.”

Operating income for the fourth quarter was $8.4 million compared to $6.1 million in the fourth quarter of 2003. The Company recorded a $3.0 million net loss for the quarter compared to net income of $375,000 for the comparable period in the prior year. Net interest expense increased $3.4 million to $9.9 million from $6.5 million as a result of our February 2004 Senior Discount Note Offering. Further contributing to the decrease in net income in this fourth quarter was a $1.9 million tax charge principally related to additional valuation allowance recorded for state net operating loss carry-forwards and the amortization of other deferred tax assets.

Adjusted EBITDA (as defined) increased $2.9 million or 17.7%, to $19.0 million during the quarter ended December 31, 2004 from $16.1 million in last year’s quarter, with a margin increase to 21.4% from 19.6%.

For the year ended December 31, 2004, consolidated revenues were $353.0 million compared to $341.2 million last year, an increase of 3.5%. Mature club revenues grew by 2.1% during 2004, while revenues for clubs open more than twelve months increased 2.5% on a same store basis.

Operating income for the year ended December 31, 2004 decreased $8.3 million to $34.3 million compared to $42.6 million in the prior year. The major reasons for the decrease in operating income are as follows:

•	The Company’s business interruption claim related to the September 11, 2001 events was settled, with proceeds of $2.8 million being received in 2003, while no such income was recorded in 2004.

•	The Company recorded a $2.0 million goodwill impairment charge related to a remote underperforming club in 2004.

•	In connection with a $68.9 million distribution to common stockholders, special bonus payments totaling $1.1 million were made to certain common stock option holders.

•	Rent expense at new or expanded clubs increased $2.8 million

The Company recorded a net loss for the year of $3.9 million compared to net income of $7.4 million the prior year. The decrease in operating income was offset by a $7.8 million loss on extinguishment of debt charge recorded in 2003 in connection with our April 2003 refinancing. Net interest expense increased $15.4 million to $38.6 million from $23.2 million primarily as a result of our February 2004 Senior Discount Note Offering, coupled with increases in interest expense related to issuance of $255 million of Senior Notes in connection with the April 2003 refinancing. The increase in net interest expense in 2004 was partially offset by the $4.4 million decrease in the provision for income taxes.

Adjusted EBITDA was $76.8 million for the year ended December 31, 2004 versus $80.7 million for the year ended December 31, 2003.

In the last twelve months, the Company has opened or acquired eight clubs; increasing its club count to 135 owned and two part-owned and operated clubs. Total membership grew 12% year-over-year.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. (TSI) is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic region of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 134 clubs and more than 380,000 members in the U.S. In addition, the Company operates three facilities in Switzerland. For more information on TSI visit www.mysportsclubs.com

Contact:

Town Sports International Holdings, Inc., New York

Investor Contact:

investor.relations@town-sports.com

Media Contact:

Susan Gerson, (212) 246-6700 or susan.gerson@town-sports.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
All figures $’000s
December 31, 2003 and 2004
(Unaudited)

	December 31,	December 31,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$40,802	$57,506
Accounts receivable, net	1,469	1,955
Inventory	750	655
Prepaid corporate income taxes	4,062	5,645
Prepaid expenses and other current assets	5,322	6,871

Total current assets	52,405	72,632

Fixed assets, net	223,599	226,253
Goodwill	45,864	47,494
Intangible assets, net	630	931
Deferred tax assets, net	16,771	12,735
Deferred membership costs	13,038	12,017
Other assets	9,892	12,709

Total assets	$362,199	$384,771

LIABILITIES, REDEEMABLE PREFERRED STOCK and STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term debt and capital lease obligations	$3,486	$1,225
Accounts payable	5,379	10,555
Accrued expenses	26,006	25,299
Deferred revenue	26,621	28,294

Total current liabilities	61,492	65,373

Long-term debt and capital lease obligations	258,391	395,236
Deferred lease liabilities	25,856	27,098
Deferred revenue	3,002	3,298
Other liabilities	7,862	10,783

Total liabilities	356,603	501,788

Redeemable preferred stock:
Series A redeemable preferred stock	39,890	—

	39,890	—

Stockholders’ deficit:
Series B preferred stock	9,961	—
Class A voting common stock	1	1
Paid-in capital	(45,627)	(113,900)
Unearned compensation	(172)	(292)
Accumulated other comprehensive income	596	916
Retained earnings (deficit)	947	(3,742)

Total stockholders’ deficit	(34,294)	(117,017)

Total liabilities, redeemable preferred stock and stockholders’ deficit:	$362,199	$384,771

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months and years ended December 31, 2003 and 2004
All figures $’000s
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2004	2003	2004
Revenues:
Club operations	$81,582	$87,628	$335,665	$349,718
Fees and other	912	1,093	5,507	3,313

	82,494	88,721	341,172	353,031

Operating expenses:
Payroll and related	31,962	34,046	130,585	138,302
Club operating	28,954	30,182	111,069	116,847
General and administrative	6,078	6,491	21,995	24,719
Depreciation and amortization	9,392	9,598	34,927	36,869
Goodwill impairment	—	—	—	2,002

	76,386	80,317	298,576	318,739

Operating income	6,108	8,404	42,596	34,292
Loss on extinguishment of debt	—	—	7,773	—
Interest expense	6,564	10,169	23,670	39,343
Interest income	(47)	(233)	(444)	(743)
Equity in the earnings of investees and rental income	(317)	(403)	(1,369)	(1,493)

Income (loss) before provision for corporate income taxes	(92)	(1,129)	12,966	(2,815)
Provision (benefit) for corporate income taxes	(467)	1,898	5,537	1,090

Net income (loss)	$375	$(3,027)	$7,429	$(3,905)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2003 and 2004
All figures $’000s
(Unaudited)

	Year ended
	December 31,
	2003	2004
Cash flows from operating activities:
Net income (loss)	$7,429	$(3,905)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	34,927	36,869
Goodwill impairment	—	2,002
Fixed asset impairment charge	—	406
Compensation expense in connection with stock options	197	64
Non-cash rental expense, net of non-cash rental income	1,650	525
Amortization of debt issuance costs	1,627	1,584
Loss on extinguishment of debt	7,773
Non-cash interest expense on Senior Discount Notes	—	12,758
Change in certain working capital components	(227)	(1,292)
Decrease in deferred tax asset	3,483	4,036
Decrease in deferred membership costs	1,370	1,021
Landlord contributions to tenant improvements	617	2,508
Other	24	549

Total adjustments	51,441	61,030

Net cash provided by operating activities	58,870	57,125

Cash flows from investing activities:
Capital expenditures, net of effects of acquired businesses	(43,397)	(36,816)
Proceeds from sale of equipment	176	7
Acquisition of businesses	(130)	(3,877)

Net cash used in investing activities	(43,351)	(40,686)

Cash flows from financing activities:
Bank overdraft	—	2,778
Proceeds from 11% Senior Discount Note offering	—	120,487
Redemption of Series A and B preferred stock	—	(50,635)
Common stock distribution	—	(68,943)
Repurchase of common stock	—	(53)
Proceeds from stock option exercises	—	539
Proceeds from 9 5/8% Senior Note offering	255,000	—
Repayment of 9 3/4% Senior Notes	(125,000)	—
Premium paid on extinguishment of debt and other costs	(4,064)	—
Redemption of redeemable senior preferred stock	(66,977)	—
Transaction costs related to 9 5/8% Senior Notes	(9,578)	—
Net line of credit repayments	(14,500)	—
Net subordinated credit repayments	(9,000)	—
Repurchase of Series B preferred stock	(583)	—
Repayments of other borrowings	(5,566)	(3,908)

Net cash provided by financing activities	19,732	265

Net increase in cash and cash equivalents	35,251	16,704
Cash and cash equivalents at beginning of period	5,551	40,802

Cash and cash equivalent at end of period	$40,802	$57,506

Summary of change in certain working capital components, net of effects of acquired businesses:
Increase in accounts receivable	$(136)	$(486)
Decrease in inventory	382	95
Increase in prepaid expenses and other current assets	(137)	(845)
Increase in accounts payable and accrued expenses	1,036	515
Increase in prepaid corporate income taxes	(1,050)	(1,583)
(Decrease) increase in deferred revenue	(322)	1,012

Net changes in working capital components	$(227)	$(1,292)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. and SUBSIDIARIES
Reconciliation of Net income to Adjusted EBITDA
For the three months and years ended December 31, 2003 and 2004
All figures $’000s
(Unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2003	2004	% Chg.	2003	2004	% Chg.
Net income (loss)	$375	$(3,027)		$7,429	$(3,905)
Provision (benefit) for corporate income taxes	(467)	1,897		5,537	1,089
Loss on extinguishment of debt	—	—		7,773	—
Interest expense, net of interest income	6,517	9,936		23,226	38,600
Depreciation and amortization	9,392	9,598		34,927	36,869
Non-cash rental expense, net of non-cash rental income	339	162		1,650	525
Non-cash compensation expense incurred in in connection with stock options	(10)	35		197	64
Goodwill and fixed asset impairment charges	—	406		—	2,408
Distribution to option holders classified as payroll	—	—		—	1,144

Adjusted EBITDA	$16,146	$19,007	17.7%	$80,739	$76,794	(4.9)%

Adjusted EBITDA Margin	19.6%	21.4%		23.7%	21.8%

Non GAAP Financial Measures:

EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on extinguishment of debt. EBITDA provides useful information regarding our operating performance and financial condition. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income (loss) or cash flow data prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) or as a measure of our profitability or liquidity. Additionally, investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies.

Adjusted EBITDA is calculated by adding to or deducting from EBITDA (as defined above), certain items of income and expense consisting of: (i) non-cash deferred rental expense, net of non-cash deferred rental income, (ii) non-cash compensation expense incurred in connection with stock options, (iii) distribution to option holders classified as payroll, and (iv) goodwill and fixed asset impairment charges. We believe that the adjustment for these items is appropriate for such periods in order to provide an appropriate analysis of recent historical results. Adjusted EBITDA is presented because we believe it provides useful information regarding our operating performance and financial condition. Adjusted EBITDA is substantially similar to a metric used by our lenders when assessing our compliance with debt covenants. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows or other consolidated income (loss) or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. Additionally, investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of consolidated revenue.

Forward-Looking Statements:

Statements in this release that do not constitute historical facts, including without limitation, statements regarding future financial results and performance and potential sales revenue are “forward looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside our control, including the level of market demand for our services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of Federal and State tax laws and regulations, and other specific factors discussed herein and in other releases by the Company. The information contained herein represents management’s best judgment as of the date hereof based on information currently available. However, we do not intend to update this information to reflect development or information obtained after the date hereof and we disclaim any legal obligation to the contrary.